Exhibit 99.1

Contacts:
Susan M. Kanaya	Burns McClellan
Senior Vice President, Finance and	Media Inquiries
Chief Financial Officer or	Justin Jackson
Markus J. Cappel, Ph.D.	212-213-0006
Chief Business Officer	jjackson@burnsmc.com
650-210-2900
investor@chemocentryx.com

ChemoCentryx Announces First Quarter 2012 Financial Results

MOUNTAIN VIEW, Calif., May 10, 2012 – ChemoCentryx, Inc. (NASDAQ:CCXI) announced today its financial results for the three months ended March 31, 2012. Revenue for the three months ended March 31, 2012 was $1.0 million compared to $2.9 million during the same quarter in 2011. Net loss for the quarter ended March 31, 2012 was $9.1 million compared to $6.3 million for the same quarter in 2011. Cash, cash equivalents and investments totaled $146.6 million at March 31, 2012, compared to $96.1 million at December 31, 2011 and included $57.0 million in net proceeds from the Company’s February 2012 initial public offering and concurrent private placements.

“It is gratifying to complete our first three-month period as a public company, and we have been encouraged by the interest from the investor community,” said Thomas J. Schall, Ph.D., President and Chief Executive Officer, ChemoCentryx. “Our enterprise is dedicated to advancing its clinical development pipeline this year, including our wholly owned CCR2 inhibitor, CCX140-B, which is in clinical trials to treat diabetic nephropathy, a devastating kidney disease associated with diabetes. We expect to enhance awareness of our promising drug candidates by reporting the results of our preclinical research, as well as the clinical results we have obtained to date, at major medical conferences throughout the year. We are also on track to advance into clinical trials an additional drug candidate from our preclinical pipeline by year-end, speaking to the strength of our R&D engine, our scientific and clinical innovation, and our commitment to build shareholder value.”

Selected First Quarter 2012 Financial Results

Revenues for the first quarter ended March 31, 2012 were $1.0 million, compared to $2.9 million for the same period in 2011. The decrease was primarily due to lower funding of clinical support from GSK for CCX354 partially offset by an increase in revenue relating to an upfront payment received from GSK following the shortened timeline for the Company’s performance obligation under the GSK agreement.

Research and development expenses for the first quarter of 2012 were $6.9 million, compared to $7.3 million for the same period in 2011. The decrease was primarily due to the completion of the Phase II clinical trial for CCX354 in 2011, partially offset by increased expenses relating to higher patient enrollment in our Phase II trial of CCX140 in diabetic nephropathy and an increase in expenses associated with advancing our independent next-generation drug candidates into the clinic.

General and administrative expenses for the first quarter of 2012 were $2.6 million, compared to $2.0 million for the same period in 2011. This increase was due to increased stock-based compensation expense relating to 2012 grants in addition to increased legal and accounting fees as a result of being a public company.

Cash, cash equivalents and investments totaled $146.6 million at March 31, 2012, compared to $96.1 million at December 31, 2011. This increase in cash is a result of our initial public offering and concurrent private placements in February 2012 resulting in net proceeds of $57.0 million.

About ChemoCentryx

ChemoCentryx, Inc. is a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing orally-administered therapeutics that target the chemokine and chemoattractant systems in order to treat autoimmune diseases, inflammatory disorders and cancer. The chemokine system is a biological network that regulates inflammation via a collection of secreted chemokine molecules, or ligands, and their specific cell surface receptors. Based on its proprietary drug discovery and drug development platform, ChemoCentryx has generated multiple clinical and preclinical-stage programs, each targeting distinct chemokine and chemoattractant receptors with different small molecule compounds. ChemoCentryx’s most advanced drug candidate, vercirnon (also known as Traficet-EN, CCX282, GSK1605786 or GSK’786), a specific CCR9 inhibitor, completed a multi-national clinical trial, called PROTECT-1, in patients with moderate-to-severe Crohn’s disease, where it demonstrated the ability to induce a clinical response and to maintain clinical remission, and is now in Phase III clinical development. ChemoCentryx’s lead independent drug candidate, CCX140, a CCR2 inhibitor, has been shown to be safe and well tolerated while demonstrating clinical activity on glycemic indices in a Phase II clinical trial in type 2 diabetics, and is now in Phase II clinical development for the treatment of diabetic nephropathy. Other clinical programs include CCX354, a CCR1 inhibitor which successfully completed a Phase II clinical trial for the treatment of rheumatoid arthritis and CCX168, a C5aR inhibitor, in Phase II clinical development for the treatment of anti-neutrophil cytoplasmic antibody (ANCA)-associated vasculitis. ChemoCentryx also has several programs in advanced preclinical development.

Forward-Looking Statements

ChemoCentryx cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential” or “continue” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by ChemoCentryx that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risk and uncertainties inherent in the ChemoCentryx business and other risks described in the Company’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ChemoCentryx undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ChemoCentryx’s periodic reports filed with the Securities and Exchange Commission (“SEC”), including ChemoCentryx’s Annual Report on Form 10-K for the year ended December 31, 2011, which is available from the SEC’s website (www.sec.gov) and on ChemoCentryx’s website (www.ChemoCentryx.com) under the heading “Investors.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

ChemoCentryx, Inc.

Consolidated Statement of Operations Data

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2012	2011
Consolidated Statement of Operations Data:
Revenues:
Collaborative research and development revenue from related party	$1,018	$2,948

Total revenues:	1,018	2,948
Operating expenses:
Research and development	6,909	7,320
General and administrative	2,562	2,008

Total operating expenses	9,471	9,328
Loss from operations	(8,453)	(6,380)
Interest income	103	119
Interest expense	(735)	(27)

Net loss	$(9,085)	$(6,288)

Basic and diluted net loss per share	$(0.28)	$(1.52)

Shares used to compute basic and diluted net loss per share	32,931,422	4,135,225

	March 31, 2012	December 31, 2011
	(in thousands)
Consolidated Balance Sheet Data
Cash, cash equivalents and investments	$146,565	$96,086
Working capital	111,380	81,962
Total assets	150,115	101,551
Non-current equipment financing obligations	807	947
Accumulated deficit	(103,383)	(94,298)
Total stockholders’ equity	136,380	75,997